Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-59277, 333-95167, 333-65884, 333-117431, 333-40384, and 333-135400 on Form S-8 of our report relating to the consolidated financial statements of Heritage Commerce Corp and subsidiary dated March 30, 2005, February 22, 2008, as to the effects of the restatement discussed in Note 17  (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement discussed in Note 17), appearing in the Annual Report on Form 10-K/A of Heritage Commerce Corp and subsidiary for the year ended December 31, 2006.

/s/ Deloitte & Touche LLP

San Francisco, California

February 22, 2008